Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Meritage Homes Corporation:

We consent to the use of our report dated February 16, 2004, with respect to the consolidated statements of earnings, stockholders’ equity, and cash flows of Meritage Homes Corporation and subsidiaries, formerly Meritage Corporation, for the year ended December 31, 2003, which report appears in the Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

Phoenix, Arizona
May 30, 2006